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                               December 21, 2000


Chancery Lane/GSC Investors L.P.
3 E. 54th Street - Suite 1700
New York, New York 10022

CLGI, Inc.
3 E. 54th Street - Suite 1700
New York, New York 10022

                              STANDSTILL AGREEMENT

         Reference is made to the debenture purchase agreement (the "Debenture Purchase Agreement") made between Moore Corporation Limited (the "Company") and Chancery Lane/GSC Investors L.P. (the "Purchaser"), dated as of December 12, 2000, pursuant to which the Purchaser has agreed to invest an aggregate of US $70,500,000 in the Company on the terms and conditions set forth in such Debenture Purchase Agreement. As a condition and material inducement to the Company entering into the Debenture Purchase Agreement, each of the Purchaser and CLGI, Inc., the sole general partner of the Purchaser (the "General Partner"), is entering into this standstill agreement (the "Agreement"), dated as of December 21, 2000. Capitalized terms used but not defined herein shall have the meanings set forth in the Debenture Purchase Agreement.

         Now therefore, in consideration of the foregoing and the covenants contained herein, and intending to be legally bound, the parties to this Agreement agree as follows:



1.       RESTRICTIONS ON ACQUISITIONS.

         Each of the Purchaser and the General Partner covenants and agrees that, except as otherwise permitted by the terms of this Agreement, the Debenture Purchase Agreement and the Debenture Certificate, until the Release Date occurs, no member of the Restricted Group shall, directly or indirectly in any manner, acquire, offer or propose to acquire or agree to acquire (whether publicly or otherwise):

         (a) Substantially all of the assets of the Company or the capital stock of any of its Significant Subsidiaries; or

         (b) Common Shares, any other capital stock of the Company or other securities of the Company entitled to vote generally in the election of directors of the Company ("Voting Stock"), or any direct or indirect rights, options or warrants of the Company to acquire any Voting Stock or any securities of the Company convertible or exercisable into or exchangeable for any of the foregoing (whether or not currently convertible, exercisable or exchangeable) (all of the foregoing, collectively, "Voting Securities") (including without limitation "beneficial ownership" of any such securities, within the meaning set forth in Rule 13d-3 under the


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Exchange Act ("Beneficial Ownership")), which acquisition would cause the
Restricted Group Ownership Percentage (as defined below) to exceed the Maximum Permitted Ownership Percentage (as defined below) (other than pursuant to a tender offer or other similar offer to acquire all of the outstanding Common Shares that is made by a member of the Restricted Group to all shareholders of the Company with the prior approval of a majority of the independent directors of the board of directors of the Company (the Board), provided that no member of the Restricted Group shall propose such a tender offer or other similar offer to the Board unless invited to do so by the Board on an unsolicited basis); provided, however, that any increase in Restricted Group Ownership Percentage that (i) results in the Restricted Group Ownership Percentage exceeding 19.9% (other than pursuant to the proviso of the definition of Maximum Permitted Ownership Percentage below) and (ii) is in the aggregate greater than 5% of the Companys outstanding Common Shares in any 12-month period shall only be made pursuant to an offer available to all shareholders of the Company.

         "Restricted Group Ownership Percentage" shall mean the aggregate percentage Beneficial Ownership by the members of the Restricted Group of the Company's Voting Securities, in each case calculated in the manner set forth in Rule 13d-3 under the Exchange Act.

         "Maximum Permitted Ownership Percentage" shall mean the greater of (i) 19.9% or (ii) the percentage of Beneficial Ownership of Voting Securities owned by the largest shareholder of the Company (other than any member of the Restricted Group, and other than any other shareholder of the Company who reports (or is eligible to report) its ownership of the Company's securities on Form 13G under the Exchange Act or pursuant to Part 4 of National Instrument 62-103); provided, however, that, from and after the first anniversary of the Closing, any collective investment vehicles which are controlled Affiliates of Greenwich Street Investments II, L.L.C., and which are not also Affiliates of the Purchaser or the General Partner (except as a result of their Affiliation with Greenwich Street Investments II, L.L.C.), shall be permitted to acquire in open market purchases up to an additional aggregate percentage Beneficial Ownership of Voting Securities (in addition to the other Beneficial Ownership otherwise permitted by the Restricted Group hereunder) equal to the positive percentage (if any) resulting from subtracting the then-applicable Maximum Permitted Ownership Percentage from 22.9%, provided that such additional Voting Securities acquired pursuant to the exception contained in this proviso shall in all other respects be subject to the provisions of this Agreement applicable to the other Voting Securities owned by the Restricted Group.


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2.       RESTRICTIONS ON PROXY CONTESTS.

         Each of the Purchaser and the General Partner covenants and agrees that, until the Release Date occurs, no member of the Restricted Group shall propose, participate in, make or support any "solicitation" of "proxies" to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent, or communicate with or seek to advise or influence any Person (in each case other than members of the Restricted Group) with respect to the solicitation or voting of any Voting Securities of the Company (A) in opposition to any matter that has been recommended to shareholders by the Board or in favor of any matter that has not been approved by the Board, or otherwise become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company, or (B) in opposition to the Company's then-current members of management; provided, however, that the restrictions set forth in this Section 2 shall lapse in the event that (i) Robert Burton is terminated as the Company's chief executive officer ("CEO") without "Cause" (as defined in his employment agreement with the Company) within the twenty-four month period immediately following the date of this Agreement, (ii) neither of the members of the Board designated by the Restricted Group pursuant to section 6.1(b) of the Debenture Purchase Agreement vote in favor of such termination of Mr. Burton and (iii) neither of the members of the Board designated by the Purchaser pursuant to section 6.1(b) of the Debenture Purchase Agreement votes in favor of the chief executive officer (or such officer having another title but having substantially similar responsibilities as the chief executive officer) who replaces Mr. Burton.

3.       RESTRICTION ON VOTING GROUP.

         Each of the Purchaser and the General Partner covenants and agrees that, until the Release Date occurs, no member of the Restricted Group shall participate in, form, be a member of, join or encourage the formation of, any "group" (within the meaning provided in Section 13(d)(3) of the Exchange Act) (other than any group consisting solely of members of the Restricted Group) with respect to any Voting Stock of the Company or the acquisition of substantially all of the assets of the Company or any of the capital stock of its Significant Subsidiaries (other than a group the sole purpose and activities of which are to exercise the Restricted Group's solicitation rights permitted by the proviso contained in Section 2 of this Agreement).

4.       SHAREHOLDER PROPOSALS.

         Each of the Purchaser and the General Partner covenants and agrees that, until the Release Date occurs, no member of the Restricted Group shall
(A) initiate, propose or otherwise solicit shareholders of the Company with respect to, or otherwise make publicly, any shareholder proposal with respect to the Company (including without limitation a proposal of the type described in Rule 14a-8 under the Exchange Act), or induce or attempt to induce any other Person to initiate any such shareholder proposal or (B) solicit, seek to effect, negotiate with or provide any information to any other Person (other than another member of the Restricted Group) with respect to, or make any proposal, whether written or oral, to the Board, or otherwise



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make any public announcement or proposal whatsoever with respect to, a merger or acquisition of the Company or any of its Subsidiaries, the sale of substantially all of the assets of the Company or any capital stock of any of its Significant Subsidiaries, the purchase of Voting Securities of the Company or any of its Significant Subsidiaries, the liquidation or recapitalization of the Company or any of its Subsidiaries or any similar business transactions, or take any other action which might require or result in a public announcement with respect to any such matters or other matters which would require a shareholder vote, or make an announcement of the intention to make such a proposal (in each case other than any such public statements or proposals necessary to the exercise of the Restricted Group's solicitation rights permitted by the proviso contained in Section 2 of this Agreement).

5.       ELECTION OF DIRECTORS.

         Each of the Purchaser and the General Partner covenants and agrees that, until the Release Date occurs, no member of the Restricted Group shall seek or attempt to elect members to or place a representative on, or seek to remove members from, the Board, in each case other than pursuant to section 6.1(b), section 6.1(d)(i) and section 6.3 of the Debenture Purchase Agreement (in each case other than solely pursuant to the exercise of the Restricted Group's opposition rights permitted by the proviso contained in Section 2 of this Agreement).

6.       VOTING TRUSTS.

         Each of the Purchaser and the General Partner covenants and agrees that, until the Release Date occurs, no member of the Restricted Group shall deposit any Voting Securities of the Company into a voting trust or subject any Voting Securities of the Company to any arrangement or agreement with respect to the voting thereof.

7.       SHAREHOLDER MEETINGS.

         Each of the Purchaser and the General Partner covenants and agrees that, until the Release Date occurs, no member of the Restricted Group shall call or seek to have called any meeting of the shareholders of the Company (other than a shareholders meeting the sole purpose and scope of which (other than to the extent that such purpose and scope are expanded by shareholders who are not members of the Restricted Group or by the Board, in either case without any solicitation or encouragement to do so by any member of the Restricted Group) is to exercise the Restricted Group's opposition rights permitted by the proviso contained in Section 2 of this Agreement).




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8.       THIRD PARTY ACTIONS.

         Each of the Purchaser and the General Partner covenants and agrees that, until the Release Date occurs, no member of the Restricted Group shall instigate or assist, or enter into any arrangements with, any other Person to take any of the actions described in Sections 1 through 7 or in Section 14 hereof (including without limitation through (i) the actions of the members of the Board nominated pursuant to Section 6.1(b) of the Debenture Purchase Agreement, acting in their capacity as directors, or (ii) the actions of any other member of a "group" (within the meaning provided in Section 13(d)(3) of the Exchange Act) of which any such member of the Restricted Group is a member).

9.       RELEASE FROM RESTRICTIONS; TERMINATION.

         The restrictions set forth in clause (B) of Section 4 of this Agreement shall not prevent the Restricted Group from making a written acquisition proposal to the Board (or from publicly announcing the making of such a written proposal not less than eight Business Days after it has been made, if not previously made public by the Company) that is designed to compete with a definitive, bona fide written offer for not less than 50.1% of the capital stock or assets of the Company that has either been made in writing by a third party to the Board (in which event such written offer shall be required to set forth a specific amount and form of consideration, as well as other customary material terms, to be considered "definitive" hereunder) or has been publicly commenced by a third party through the launching of a tender offer or by other similar means (whether or not pursuant to an agreement with the Company), in any such event which offer was not directly or indirectly induced by any member of the Restricted Group (a "Third Party Offer").

10.      NOTICE.

         (a) Any notice or direction or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by delivery of the same or by sending the same by facsimile, in each case addressed as follows:


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(i)      if to the Company, at:

                           Moore Corporation Limited
                           c/o Moore Executive Office
                           1200 Lakeside Drive
                           Bannockburn, IL 60015-1243

                           Attention:       Office of General Counsel and
                                            Chief Financial Officer

                           Or by facsimile at: 847-607-7113

         with a copy to:

                            Moore Corporation Limited
                            Scotia Plaza
                            40 King St., West
                            Suite 3501
                            P.O. Box 205
                            Toronto, ON M5H 3Y2

                            Attention:        Vice President and Secretary

                            or by facsimile at: 416-364-1667; and

(ii)     if to the Purchaser or the General Partner:

                            Chancery Lane/GSC Investors L.P.
                            c/o CLGI, Inc.
                            3 E. 54th Street - Suite 1700
                            New York, NY  10022

                            Attention:        Michael Kraus

                            or by facsimile at:  212-223-4074.

         (b) Any notice, direction or other instrument will be deemed to have been given and received on the day on which it is delivered or transmitted if a business day (being any day other than a Saturday, Sunday or a statutory or civic holiday in Toronto, Ontario or New York, New York) and, if not a business day, then on the next succeeding business day.

         (c) Either party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified will be deemed to be the address of such party for the purposes of giving notice



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hereunder.

11.      BENEFIT OF THIS AGREEMENT.

         No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.      ENTIRE AGREEMENT.

         This Agreement, the Ancillary Agreements and the Debentures constitute the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to such subject matter.

13.      FURTHER ASSURANCES.

         Upon request of one party to this Agreement from time to time, the other party shall promptly execute and deliver such further and other documents and do such further and other things as may be reasonably necessary or convenient in order to fully perform the terms and carry out the intention of this Agreement.

14.      AMENDMENTS; WAIVER; TERMINATION.

         No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the parties hereto from any provision of this Agreement will in any event be effective unless it is in writing signed by each party hereto and then the amendment, modification, waiver or consent will be effective only in the specific instance, for the specific purpose and for the specific length of time indicated in that instrument. Each of the Purchaser and the General Partner covenants and agrees that, until the Release Date occurs, no member of the Restricted Group shall request or propose (in writing or otherwise) that the Company waive, modify, amend or otherwise fail to diligently enforce any provision of this Agreement. This Agreement shall terminate on the Release Date, provided that such termination shall not relieve any party hereto from liabilities arising hereunder prior to such termination.

15.      SEVERABILITY.

         Any provision of this Agreement which is prohibited or unenforceable shall not invalidate the remaining provisions unless its removal would substantially defeat the basic intent, spirit and purpose of this Agreement.

16.      GOVERNING LAW.



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         This Agreement shall be governed by and construed according to the laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York with respect to all matters arising hereunder.

17.      TIME.

         Time shall be of the essence of all provisions of this Agreement.

18. REPRESENTATIONS AND WARRANTIES. The General Partner hereby represents and warrants to the Company that:

         (a) ORGANIZATION; POWER AND AUTHORITY. The General Partner is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware; the General Partner has all necessary corporate power to execute and deliver this Agreement on its own behalf and on behalf of the Purchaser and to comply with its obligations hereunder.

         (b) AUTHORIZATION, ETC. The General Partner has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement; this Agreement has been duly executed and delivered by the General Partner on its own behalf and on behalf of the Purchaser, and constitutes the legal, valid and binding obligation of the General Partner, enforceable by the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights and subject to the qualification that specific performance and injunction, being equitable remedies, may be granted only in the discretion of a court of competent jurisdiction.

         (c) COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. The authorization, execution, delivery and performance by the General Partner on its own behalf and on behalf of the Purchaser of this Agreement is in conflict with or will result in any breach of, or will create a state of facts which after notice or lapse of time or both will result in a breach of any of the terms or provisions of, the constituent documents of the General Partner, the resolutions of the board of directors of the General Partner or any material indenture, instrument, agreement or undertaking to which the General Partner is a party or by which the General Partner or the properties or assets of the General Partner are or may become bound, or results or would result in the creation or imposition of any security interest, mortgage, Lien, charge or encumbrance of any nature whatsoever upon any of the material properties or assets of the General Partner pursuant to the terms of any such indenture, instrument, agreement or undertaking.


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19.      PURCHASER'S COVENANTS. The Purchaser hereby represents and warrants that each member of the Restricted Group that is a general or limited partner of the Purchaser has agreed to comply with the covenants and agreements contained in this Agreement and the Debenture Purchase Agreement applicable to the actions of such Restricted Group member. The Purchaser hereby covenants and agrees (i) to cause each other member of the Restricted Group to comply with the covenants and agreements contained in this Agreement and the Debenture Purchase Agreement applicable to the actions of such Restricted Group member and (ii) to cause each other member of the Purchaser Group to comply with the covenants and agreements contained in the Debenture Purchase Agreement applicable to the actions of such Purchaser Group member. Without limiting the generality of the foregoing, the Purchaser represents and warrants that the Purchaser's constituent documents executed by members of the Restricted Group who are general or limited partners of the Purchaser shall at all times contain an agreement of each such Purchaser Group member to comply with the covenants and agreements contained in this Agreement and the Debenture Purchase Agreement applicable to such Person. The Purchaser further covenants and agrees that the Company shall be an intended third party beneficiary of such agreement of each such Purchaser Group member and, prior to the Release Date, the Purchaser shall not modify, amend, waive or otherwise fail to diligently enforce such agreement of any such Purchaser Group member without the prior written consent of the Company. The Purchaser shall cause each other member of the Purchaser Group who becomes a holder of Debentures and each other member of the Restricted Group who becomes a holder of Conversion Shares, in either such case by reason of a transfer of such securities from the Purchaser or any other transferee of the Purchaser, to agree in a written instrument delivered to the Company (and reasonably satisfactory in form and substance to the Company) to be bound by the Purchaser's covenants set forth in this paragraph as a condition to such transfer.



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                                        MOORE CORPORATION LIMITED


                                        By: /s/ John Laurie
                                           -------------------------
                                           Name: John Laurie
                                           Title: V.P. and Treasurer

                                        CHANCERY LANE/GSC INVESTORS L.P.,

                                        BY:  ITS GENERAL PARTNER, CLGI, INC.


                                        By: /s/ Mark Angelson
                                           -------------------------
                                           Name: Mark Angelson
                                           Title: Deputy Chairman

                                        CLGI, INC.

                                        By: /s/ Mark Angelson
                                           -------------------------
                                           Name: Mark Angelson
                                           Title: Deputy Chairman


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